Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2008 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Southwest Gas Corporation's Annual Report on Form 10-K for the year ended December 31, 2007.  We also consent to the references to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 25, 2008 relating to the financial statements, which appears in the Annual Report of Southwest Gas Corporation Employees' Investment Plan on Form 11-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
November 21, 2008